The Variable Annuity Life Insurance Company

A STOCK COMPANY

CONTRACT NUMBER	[P9999999999]

OWNER	[JOHN DOE]

ANNUITANT	[JOHN DOE]

STATUTORY HOME OFFICE 2929 ALLEN PARKWAY HOUSTON, TX 77019	ANNUITY SERVICE CENTER P. O. BOX 15648 AMARILLO, TX 79105-5648

THIS IS A LEGAL DOCUMENT. READ IT CAREFULLY.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY agrees to provide benefits in accordance with the provisions set forth in this Contract and in consideration of the Application and Purchase Payments We receive.

The value of amounts allocated to the Separate Account during the accumulation and annuity income periods is not guaranteed, and will increase or decrease based upon the investment experience of the Variable Investment Option(s) You choose.

This Contract may include one or more endorsement(s) or rider(s) as part of the Entire Contract containing definitions and additional terms affecting how this Contract may work. You should carefully read the Entire Contract.

RIGHT TO EXAMINE CONTRACT – You may return this Contract within ten (10)* days after You receive it if You are not satisfied with it for any reason. This Contract may be returned to Us at Our Annuity Service Center or to the agent through whom it was purchased. The Company will void the Contract and process a refund of the Purchase Payments allocated to the Fixed Interest Option(s) and the Contract Value of any Variable Investment Option(s), plus any applicable fees and charges deducted from the Purchase Payment(s), on the Business Day during which the notice of cancellation is received.

*If this Contract replaces any existing Contract, the number of days is thirty (30) days or any longer period as may be required by applicable law in the state where the contract is delivered or issued for delivery.

Signed at the Home Office on the Contract Date.

For Inquiries Call: 1-800-448-2542

www.valic.com

INDIVIDUAL FLEXIBLE PAYMENT FIXED AND VARIABLE NON-QUALIFIED DEFERRED ANNUITY CONTRACT

Nonparticipating

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Kevin T. Hogan President Julie Cotton Hearne Secretary

If You have questions about your annuity contract, You may call Us, or You may call Your state insurance department at the phone number listed below.

State	Insurance Department	Main Phone
Alabama	Alabama Department of Insurance	(334) 269-3550
Alaska	Alaska Division of Insurance	(907) 269-7900
Arizona	Arizona Department of Insurance	(602) 364-2499
Arkansas	Arkansas Insurance Department	(501) 371-2600
Colorado	Colorado Division of Insurance	(303) 894-7499
Connecticut	Connecticut Insurance Department	(860) 297-3800
Georgia	Georgia Department of Insurance	(404) 656-2056
Hawaii	Hawaii Insurance Division	(808) 586-2790
Idaho	Idaho Department of Insurance	(208) 334-4250
Illinois	Illinois Department of Insurance	(217) 782-4515
Indiana	Indiana Department of Insurance	(317) 232-2385
Iowa	Division of Insurance	(515) 281-5705
Kansas	Kansas Department of Insurance	(785) 296-3071
Kentucky	Kentucky Office of Insurance	(502) 564-3630
Louisiana	Louisiana Department of Insurance	(800) 259-5300
Maine	Maine Bureau of Insurance	(207) 624-8475
Maryland	Maryland Insurance Administration	(410) 468-2090
Massachusetts	Division of Insurance	(617) 521-7794
Michigan	Michigan Department of Insurance and Financial Services	(877) 999-6442
Minnesota	Minnesota Department of Commerce	(651) 539-1500
Mississippi	Mississippi Insurance Department	(800) 562-2957
Missouri	Missouri Department of Insurance, Financial Institutions and Professional Registration	(573) 751-3365
Montana	Montana Office of the Commissioner of Securities and Insurance	(406) 444-2040
Nebraska	Nebraska Department of Insurance	(402) 471-2201
Nevada	Nevada Division of Insurance	(775) 687-0700
New Hampshire	New Hampshire Department of Insurance	(603) 271-2261
New Jersey	New Jersey Department of Banking and Insurance	(609) 292-7272
New Mexico	Office of Superintendent of Insurance	(505) 827-4601
North Carolina	North Carolina Department of Insurance	(855) 408-1212
Ohio	Ohio Department of Insurance	(614) 644-2658
Oklahoma	Oklahoma Department of Insurance	(405) 521-2828
Oregon	Oregon Insurance Division Consumer Advocacy Unit	(503) 947-7984
Pennsylvania	Pennsylvania Department of Insurance	(717) 787-2317
Puerto Rico	Puerto Rico Department of Insurance	(787) 304-8686
Rhode Island	Rhode Island Insurance Division	(401) 462-9520
South Carolina	South Carolina Department of Insurance	(803) 737-6180
Tennessee	Tennessee Department of Commerce & Insurance	(615) 741-2241
Texas	Texas Department of Insurance	(800) 252-3439
Utah	Utah Insurance Department	(801) 538-3066
Vermont	Vermont Division of Insurance	(802) 828-3301
Virginia	Virginia Bureau of Insurance	(804) 371-9741
Washington	Washington State Office of Insurance	(360) 725-7000
West Virginia	West Virginia Offices of the Insurance Commissioner	(304) 558-3354
Wisconsin	Office of the Commissioner of Insurance	(608) 266-3585
Wyoming	Wyoming Department of Insurance	(307) 777-7401

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TABLE OF CONTENTS

Contract Data Page	Pages 4-5

Definitions	Page 6

Purchase Payment Provisions	Page 8

Accumulation Provisions	Page 9

Charges and Deductions	Page 10

Transfer Provisions	Page 11

Withdrawal Provisions	Page 12

Death Benefit Provisions	Page 12

Annuity Provisions	Page 15

General Provisions	Page 18

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CONTRACT DATA PAGE

Contract Number: [P9999999999]                     Contract Date: [May 2, 2017]

Owner: [JOHN DOE]

Annuitant: [JOHN DOE]                                     Date of Birth: [March 1, 1976]             Age at Issue: [38]

Beneficiary: As named by You

Initial Purchase Payment: [$25,000.00]

Maximum Purchase Payment Without Our Approval: $1,000,000

Purchase Payment Age Limit: Prior to the 86th birthday

Minimum Subsequent Purchase Payment: $1,000

Fixed Interest Option(s) Minimum Guaranteed Interest Rate: [1.00%]

Fixed Interest Option(s): Short Term Fixed Account, Fixed Account Plus

The declared effective interest rate applicable to the Fixed Interest Option(s) will be guaranteed by Us at least through the end of the calendar year in which the allocation of Purchase Payment(s) or transfer of Contract Value was made.

Minimum Partial Withdrawal Amount: $1,000

Minimum Amount Remaining After Any Partial Withdrawal: $2,500

Minimum Time Period Between Each Transfer: At least 30 days apart

Interest Guaranteed Death Benefit Rate: 1.00%

Maximum Separate Account Charge (including guaranteed death benefit risk charge of 0.10%): 1.00%

Earliest Annuity Date After the Contract Date: Two years or if a life annuity income payment option is chosen, not earlier than the Annuitant’s 50th birthday

Actuarial Basis of Computation: The actuarial basis for the life Annuity Income Payment Options is the 2012 Individual Annuity Reserving (IAR) Table using the age nearest birthday of the Annuitant at the time the first payment is due and if applicable, a designated second person and the Fixed Interest Option(s) Minimum Guaranteed Interest Rate, as shown on the Contract Data Page above, applicable to Fixed Annuity Income Payments and an annual Assumed Investment Rate (AIR) You select at the time an Annuity Income Payment option is elected, as shown below on the Contract Data Page, applicable to Variable Annuity Income Payments. If You do not select an AIR, a rate of 3.50% is used. The annuity rates pertaining to the Actuarial Basis of Computation for income payment options that are payable for the lifetime of the Annuitant will be furnished upon Your request. You may contact the Company for annuity rates at the number shown on page one of this Contract.

Assumed Investment Rate (AIR): 3%, 3.50%, 4.50% or 5% (as selected by You)

The smallest annual effective rate of the investment return that would have to be earned on assets of the Separate Account so that the dollar amount of variable annuity payments will not decrease is 6.06%, compounded daily. The smallest annual rate of investment return may be lower depending on the Separate Account Charge and AIR You select. The Contract’s assumed rate of return is based on compound interest.

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CONTRACT DATA PAGE (Cont’d.)

Minimum Contract Value Required to Annuitize: $2,000

Minimum Annuity Income Payment Amount: $25

Minimum Annual Annuity Income Payment Amount: $100

Misstatement of Age or Sex Interest Rate: 0.25%

Latest Annuity Date: 1st day of the month following the Annuitant’s 95th Birthday

Separate Account: VALIC Separate Account A

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DEFINITIONS

Defined in this section are some of the words and phrases used in this Contract. These terms are capitalized when used in the Contract with the meaning set forth below.

ACCUMULATION UNIT

An Accumulation Unit is a unit of measure used to compute the Contract Value in a Variable Investment Option before the Annuity Date.

AGE

Except as otherwise described in this Contract or in any attached rider or endorsements, the Age of a person is the attained age as of a person’s last birthday.

ANNUITANT

The Annuitant is the natural person whose life is used to determine the Annuity Income Payments under the Contract. If the Contract is in force and the Annuitant is alive on the date Annuity Income Payments begin, We will begin Annuity Income Payments to the Payee.

ANNUITIZATION

Annuitization is a series of periodic Annuity Income Payments. If You select Variable Annuitization, these periodic Annuity Income Payments vary in amount according to investment experience of one or more Variable Investment Options, as selected by You and such payments are made from the Company’s Separate Account. If You select Fixed Annuitization, these periodic Annuity Income Payments do not vary with investment experience and such payments are made from the Company’s general asset account.

ANNUITY DATE

The Annuity Date is the date on which Annuity Income Payments to the Payee begin. This date cannot be later than the Latest Annuity Date.

ANNUITY SERVICE CENTER

The Annuity Service Center is the address shown on Page 1 of this Contract where all Purchase Payments and requests regarding this Contract are to be sent.

ANNUITY UNIT

An Annuity Unit is a unit of measure determined on or after the Annuity Date and is used to compute Annuity Income Payments from the Variable Investment Option(s) if Variable Annuitization is selected.

BENEFICIARY

The Beneficiary is selected by You In Writing and will receive any benefits under this Contract upon the Annuitant’s death.

BUSINESS DAY

Business Day is any day that We are open and the New York Stock Exchange (“NYSE”) is open for trading and generally ends at 4:00 p.m. Eastern Time. The Business Day is the day in which all financial transactions and requests are deemed to occur when received by Us.

CONTINGENT OWNER

The Contingent Owner is the natural person or entity named by You who becomes the new Owner of the Contract upon Your death. Once the Contingent Owner becomes the new Owner, they are entitled to exercise all rights and privileges of ownership under the Contract.

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CONTINUATION DATE

The Continuation Date is the date on which We receive, at Our Annuity Service Center: (a) the Spousal Beneficiary’s Written request to continue the Contract in a form satisfactory to Us; and (b) Due Proof of Death of the Annuitant. If We receive (a) and (b) on different dates, the Continuation Date will be the later date.

CONTRACT ANNIVERSARY

The date that occurs on the same month and date as the Contract Date for each Contract Year. The first Contract Anniversary is one (1) year after the Contract Date on the same month and date of the following Contract Year.

CONTRACT DATE

The Contract Date is the date Your Contract is issued, as shown on the Contract Data Page. It is the date from which Contract Years and Contract Anniversaries are measured.

CONTRACT VALUE

The Contract Value (account value) is the sum of: (1) Your share of the Variable Investment Options’ Accumulation Unit Values; and (2) the value of amounts if any, allocated to a Fixed Interest Option(s).

CONTRACT YEAR

The one (1) year period starting from the Contract Date in one (1) calendar year and ending on the date preceding the Contract Anniversary in the following calendar year, and every year thereafter.

FIXED INTEREST OPTION(S)

The Fixed Interest Option(s) are investment options that become part of the Company’s general asset account and are credited with a fixed rate of interest declared by the Company. The amount You have in any Fixed Interest Option at a given time is a result of Purchase Payment(s) You have allocated to it or any part of Your Contract Value You have transferred to it.

IRC

IRC refers to the Internal Revenue Code of 1986, as amended, or as it may be amended or superseded.

LATEST ANNUITY DATE

The date specified for the Latest Annuity Date is shown on the Contract Data Page. Unless mutually agreeable between You and Us, the Latest Annuity Date is the date upon which Annuity Income Payments must begin or the Contract must be surrendered.

OWNER

The Owner is the natural person or entity named in the Contract who is entitled to exercise all rights and privileges of ownership under the Contract.

PARTIAL ANNUITIZATION

Partial Annuitization is when a portion of Your Contract Value has been applied to an Annuitization option.

PAYEE

The Payee is the person receiving Annuity Income Payments under this Contract.

PURCHASE PAYMENT(S)

Purchase Payment(s) are payment(s) in U.S. currency made by or on behalf of the Owner to the Company to purchase the Contract.

REQUIRED DOCUMENTATION

Required Documentation must be received by Us at Our Annuity Service Center and is: (a) Due Proof of Death of the Owner and Annuitant; (b) an election form specifying the Annuity Income Payment options; and (c) any other documentation We may require.

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SEPARATE ACCOUNT

The Separate Account is a segregated asset account shown on the Contract Data Page. The Separate Account consists of Variable Investment Option(s), each investing in shares of the Underlying Fund(s). The assets of the Separate Account are not credited with earnings or charged with liabilities arising out of any other business We may conduct. Income, gains, and losses, whether or not realized, from assets allocated to a Separate Account shall be credited to or charged against such account without regard to the general assets and liabilities of the Company. The value of amounts allocated to the Variable Investment Option(s) of the Separate Account is not guaranteed.

SPOUSAL BENEFICIARY

The Spousal Beneficiary is the surviving spouse, as defined under applicable law, of the original deceased Annuitant. The Spousal Beneficiary is designated as the primary Beneficiary at the time of the Annuitant’s death and may continue the Contract as the Owner on the Continuation Date.

SUBSEQUENT PURCHASE PAYMENTS

Subsequent Purchase Payments are Purchase Payments made after the initial Purchase Payment.

UNDERLYING FUND

The Underlying Fund is an investment option in which the Variable Investment Option(s) invest.

VARIABLE INVESTMENT OPTION

A Variable Investment Option is one or more divisions of the Separate Account available under this Contract, which provides for the Investment Option(s) that will increase or decrease based upon investment experience. Each Variable Investment Option has its own investment objective and invests in Underlying Fund(s). A Variable Investment Option is not chargeable with liabilities arising out of any other Variable Investment Option.

WE, OUR, US, THE COMPANY

We, Our, Us, The Company refers to The Variable Annuity Life Insurance Company.

WITHDRAWAL(S)

Withdrawals are any amount(s) withdrawn by the Owner from the Contract Value, including any charges applicable to each such Withdrawal.

WRITTEN, IN WRITING

Written or In Writing refers to a written request or notice in acceptable form and content to Us, which is signed and dated and is received at Our Annuity Service Center.

YOU, YOUR

You, Your refers to the Owner.

PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENTS

Purchase Payments are flexible. This means that, subject to Company disclosed restrictions, You may change the amounts, frequency and/or timing of Purchase Payments. Unless mutually agreeable between You and Us, Purchase Payments can be made at any time after the Contract Date, but must be received at Our Annuity Service Center before the Purchase Payment Age Limit and must be for at least the Minimum Subsequent Purchase Payment, as shown on the Contract Data Page. With instructions from You, Purchase Payments will be allocated to the Variable Investment Option(s) and/or Fixed Interest Option(s). We reserve the right, upon advance notice to You, to: 1) limit the maximum amount of Purchase Payments; and 2) discontinue acceptance of any subsequent Purchase Payment(s).

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CHANGES TO VARIABLE INVESTMENT OPTION OFFERINGS

If the shares of an Underlying Fund should no longer be available for investment by the Separate Account, then We may substitute shares of another Variable Investment Option, for shares already purchased, or to be purchased in the future. At any given time, some Variable Investment Options may not be available for receipt of Purchase Payment(s) or transfer(s). Substitutions may be necessary and will be carried out in accordance with any applicable laws or regulations.

MINIMUM CONTRACT VALUE

If Your Contract Value falls below the Minimum Amount Remaining After Any Partial Withdrawal, as shown on the Contract Data Page, as a result of taking partial Withdrawals, subject to applicable laws, rules and regulations, We may terminate Your Contract.

ACCUMULATION PROVISIONS

Your Contract provides for an accumulation phase and an income phase. During the accumulation phase, Your Purchase Payment(s) received prior to the Annuity Date are allocated among one or more of the Fixed Interest Options(s) and/or one or more of the Variable Investment Option(s) in Your Contract. During the income phase, payments under an Annuity Payment Option selected by You are made to You or Your designated Payee.

SEPARATE ACCOUNT ACCUMULATION VALUE

The Separate Account Accumulation Value under the Contract is the sum of the Accumulation Unit Values held in the Variable Investment Options for You.

NUMBER OF ACCUMULATION UNITS

Your Contract is credited with Accumulation Units of the Separate Account when amounts are allocated to the Variable Investment Option(s). For that portion of each Purchase Payment and/or transfer amount allocated to a Variable Investment Option, the number of Accumulation Units credited is equal to:

The sum of each Purchase Payment and/or transfer amount allocated to the Variable Investment Option reduced by any applicable premium taxes:

Divided by

The Accumulation Unit Value for that Variable Investment Option for the Business Day in which the Purchase Payment or transfer amount is allocated to the Variable Investment Option.

The number of Accumulation Units will be reduced for Withdrawals, Annuitization, amounts transferred out of a Variable Investment Option, if applicable, and applicable charges for any elected features as set forth in endorsements or riders to this Contract. Any reduction to the Contract Value will be made as of the Business Day in which We receive all requirements In Writing for the transaction, as appropriate.

ACCUMULATION UNIT VALUE (AUV)

The AUV of a Variable Investment Option for any Business Day is determined as follows:

1.	We calculate the Net Investment Rate by dividing (a) by (b) minus (c) and (d) where:

(a)	is the Variable Investment Option’s income and capital gains and losses (whether realized or unrealized) on the current Business Day;

(b)	is the value of the Variable Investment Option for the immediately preceding Business Day; and

(c)	is the daily Separate Account charge; and

(d)	is any taxes attributable to the Separate Account or reserve held for such taxes.

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2.	We calculate the AUV by multiplying (e) by [1+ (f)] where:

(e)	is the AUV of the immediately preceding Business Day; and

(f)	is the Net Investment Rate of the current Business Day.

FIXED INTEREST OPTION(S) ACCUMULATION VALUE

The Fixed Interest Option(s) Accumulation Value, if any, is the sum of all amounts allocated or transferred to the Fixed Interest Option(s) reduced by any applicable premium taxes, plus all interest credited to the Fixed Interest Option(s) during the period that You have Contract Value allocated to the Fixed Interest Option(s). This amount will be adjusted for Withdrawals, Annuitization, transfers, if applicable and subject to applicable laws and regulations, and applicable charges for any elected features as set forth in endorsements/riders to this Contract.

FIXED INTEREST OPTION(S) AND INTEREST CREDITING

The portion of Your Contract Value within the Fixed Interest Option(s) is credited with interest at rates guaranteed by Us for the duration shown on the Contract Data Page. Interest is credited on a daily basis at the then declared effective interest rate for the applicable Fixed Interest Option(s). You may select from one or more Fixed Interest Option(s) as shown on the Contract Data Page.

There are two Fixed Interest Option(s) available for investment prior to the Annuity Date as described below. The interest rate applicable to the allocation of a Purchase Payment or transfer of Contract Value to the Fixed Interest Option(s) is the rate in effect for the applicable Fixed Interest Option(s) at the time of the allocation or transfer. If You have allocated or transferred amounts at different times to the Fixed Interest Option(s), each allocation or transfer may have a unique effective interest rate associated with that amount. We guarantee that the effective annual rate of interest for the Fixed Interest Option(s) will not be less than the Fixed Interest Option(s) Minimum Guaranteed Interest Rate as mandated by applicable laws and regulations, and shown on the Contract Data Page.

1.

Short Term Fixed Account. The portion of Your Contract Value allocated to this Fixed Interest Option is credited with interest at effective rates guaranteed by Us. On a portfolio basis all amounts accumulated will be credited with the same rate of interest for the current period.

2.

Fixed Account Plus. The portion of Your Contract Value allocated to this Fixed Interest Option is credited with interest at effective rates guaranteed by Us. We declare interest rates that apply separately to amounts accumulated in separate time periods.

CHARGES AND DEDUCTIONS

We will deduct the following charges from the Contract:

MAXIMUM SEPARATE ACCOUNT CHARGE

The Maximum Separate Account charge, as shown on the Contract Data Page, is the maximum charge that may be assessed but the actual charge may be lower. This charge is based upon the Variable Investment Option to which assets are allocated and on an annualized basis equals a percentage of the average daily ending value of the assets attributable to the Accumulation Units of the Variable Investment Option(s) to which all or part of the Contract Value is allocated. This charge compensates Us for the mortality and expense risk and the costs of contract distribution assumed by Us. We subtract this charge daily from the Separate Account.

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TRANSFER PROVISIONS

Unless otherwise noted, You may transfer all or part of Your Contract Value amongst the Variable Investment Options and/or Fixed Interest Option(s). We reserve the right to restrict Your transfer privileges when there are excessive transfers that may have a detrimental effect on the Variable Portfolios, including but not limited to limiting allocations among Variable Investment Option(s) at any time and possible termination of those privileges. We will send advance Written Notice prior to restriction or termination of Your transfer privileges.

Due to the risks that frequent transfers impose upon Owners and other investors in the Variable Investment Option(s) and/or Underlying Funds, We or the manager of an Underlying Fund may limit transfer activity and impose other requirements to minimize these risks, including but not limited to, requiring a minimum amount that can be transferred, and an amount that can remain in a Variable Investment Option and/or Fixed Interest Option after a transfer.

TRANSFERS BEFORE THE ANNUITY DATE

Before the Annuity Date, transfers are subject to certain restrictions. You may transfer all or a portion of Your Contract Value from one Variable Investment Option to another Variable Investment Option(s) or a Fixed Interest Option(s). Transfers are subject to the Minimum Time Period Between Each Transfer, as shown on the Contract Data Page. We reserve the right to limit allocations among Variable Investment Option(s) and Fixed Interest Option(s) to twenty at any one time. Each Investment Option selection must be a whole percentage. Subject to the restrictions referenced below, You may also transfer all or a portion of Your Contract Value from a Fixed Interest Option(s) to the Variable Investment Option(s) and/or another Fixed Interest Option(s) of the Contract. A transfer to a Variable Investment Option will result in the redemption of Accumulation Units in a Variable Investment Option and the purchase of Accumulation Units in the other Variable Investment Option. Transfers will be effective at the end of the Business Day on which We receive Your completed Written transfer request.

After a transfer into the Short Term Fixed Account, You may not make any transfer from the Short Term Fixed Account to another Investment Option(s) for ninety (90) days following such transfer.

You may transfer up to twenty percent (20%) of the Contract Value allocated to the Fixed Account Plus each Contract Year. If following a twenty percent (20%) transfer, the remaining amount allocated to Fixed Account Plus would be less than five hundred dollars ($500), You may also transfer the remaining amount. If multiple transfers are made in a Contract Year, the percentages of the Contract Value transferred each time will be added together to determine the twenty percent (20%) transfer limit for that Contract Year. For each transfer, the percentage transferred is the ratio of the amount transferred to the portion of the Contract Value allocated to the Fixed Account Plus immediately prior to the transfer. In addition, if You transfer assets from Fixed Account Plus to another Investment Option, any assets transferred back into Fixed Account Plus within ninety (90) days may receive a different rate of interest than any Subsequent Purchase Payments allocated to the Fixed Account Plus.

Unless You instruct Us to make a transfer, Your allocation to any available Variable Investment Option(s) and Fixed Interest Option(s) will remain unchanged, subject to the terms of the Contract. We reserve the right to terminate Your ability to transfer to any discontinued Variable Investment Option(s). A Written notification will be provided to You at Your last known address prior to any such termination of Your ability to transfer into such discontinued Variable Investment Option(s).

TRANSFERS AFTER THE ANNUITY DATE

On and after the Annuity Date, transfers into and out of the Fixed Interest Option(s) are not allowed. You may transfer Annuity Units from the Variable Investment Option(s) to provide a Fixed Annuity. You may transfer all or a portion of Your Annuity Units from one Variable Investment Option to another Variable Investment Option(s). A transfer will result in the redemption of Annuity Units in a Variable Investment Option and the purchase of Annuity Units in the other Variable Investment Option. Transfers must be at least three hundred sixty-five (365) days apart.

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Unless You instruct Us to make a transfer, Your allocation to any available Variable Investment Option(s) and Fixed Interest Option(s) will remain unchanged, subject to the terms of the Contract. We reserve the right to terminate Your ability to transfer to any discontinued Variable Investment Option(s). A Written notification will be provided to You at Your last known address prior to any such termination of Your ability to transfer.

VOTING RIGHTS

We will hold the voting rights on all shares held in the Separate Account. To the extent of this Contract’s participation in the Separate Account through one or more Variable Investment Option(s), We will vote those shares as instructed. You, or the Beneficiary if applicable, will have the voting instruction rights.

WITHDRAWAL PROVISIONS

On or before the Annuity Date and except as provided under the DEATH PROVISIONS, You may withdraw all (“total Withdrawal”) or part of Your Contract Value under this Contract by informing Us In Writing. The Minimum Partial Withdrawal Amount is shown on the Contract Data Page.

Unless You tell Us otherwise In Writing, Withdrawals will be deducted from the Contract Value in the same proportion the Contract Value is allocated among any Fixed Interest Option(s) and Variable Investment Option(s). Withdrawals will be based on values for the Business Day on which the Written request for Withdrawal is received by Us. In the case of a total Withdrawal, the Withdrawal will be based on values for the Business Day on which the Written request for Withdrawal is received by Us. Payment of the total Withdrawal will terminate this Contract and We will have no further obligations under the Contract. Unless the SUSPENSION OF PAYMENTS or DEFERMENT OF PAYMENTS provisions are in effect, payment of Withdrawals will be made within seven calendar days.

SYSTEMATIC WITHDRAWAL PROGRAM

Prior to the Annuity Date, You may elect to participate in a Systematic Withdrawal Program that we make available by informing Us at Our Annuity Service Center. The Systematic Withdrawal Program allows You to make automatic Withdrawals from Your Contract monthly, quarterly, semiannually or annually. You may terminate Your participation in the Systematic Withdrawal Program at any time by sending Us a Written request.

DEATH PROVISIONS

Notwithstanding any provision of this Contract to the contrary, all payments of Death Benefits under this Contract will be made in a manner that satisfies the requirements of the Code, including but not limited to IRC Section 72(s), as amended from time to time.

DUE PROOF OF DEATH

Due Proof of Death means any Written proof, which may include but is not limited to:

1.	a certified copy of a death certificate; or
2.	a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or
3.	a written statement by a medical doctor who attended to the deceased Owner or Annuitant at the time of death.

DEATH OF ANNUITANT BEFORE THE ANNUITY DATE

Upon the Annuitant’s death, We will pay a Death Benefit to the Beneficiary upon Our receipt of all Required Documentation. In the event of the Annuitant’s death, unless You have previously selected one of the following options listed below directing the form of Death Benefit payment on behalf of the Beneficiary, the Beneficiary must select one of the following options:

1.	Immediately collect the Death Benefit in a lump sum payment. If a lump sum payment is elected, payment will be in accordance with any applicable laws and regulations governing payments on death; or

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2.

Collect the Death Benefit in the form of one of the Annuity Income Payment Options. If an Annuity Income Payment Option is desired, an option must be elected within 60 days of Our receipt of all Required Documentation; or

3.	Collect the Death Benefit to be paid over the Beneficiary’s life expectancy; or

4.	If eligible, the Spousal Beneficiary may continue the Contract (“Continuing Spouse”). If this option is elected, no Death Benefit is paid out to the Continuing Spouse on the Continuation Date; or

5.	A payment option that is mutually agreeable between You and Us that is in accordance with any applicable laws and regulations governing payments on death as described in this provision.

If the Annuitant was also the Owner, payment under option 1 referenced above must be made within five (5) years following the Annuitant’s death; payments under options 2 or 3 referenced above must begin within one (1) year following the Annuitant’s death and be made for a period not exceeding the life expectancy of the Beneficiary. The entire interest in the Contract will be distributed under option 1 within the five year period specified under applicable laws and regulations, commencing with the date of death of the Owner unless option 2, 3, 4 or 5 was selected under DEATH OF ANNUITANT BEFORE THE ANNUITY DATE.

DEATH OF OWNER BEFORE THE ANNUITY DATE

If You are a natural person who is not also the Annuitant and the Annuitant survives You, no Death Benefit is payable but the Contingent Owner, or Your estate if there is no Contingent Owner who survives You, will continue the Contract as the Owner, and must distribute the Contract Value within the five year period specified under applicable laws and regulations, commencing with the date of death of the Owner. In the case of a Contingent Owner that is a natural person, as an alternative to requiring a total Withdrawal within five years following the Owner’s death, instead may commence Withdrawals over the appropriate life expectancy within one year following the Owner’s death.

CONTINGENT OWNER

If the Owner and Annuitant are different and prior to the Annuity Date, the Owner may provide Written notice of a Contingent Owner. The Written notice must be received at Our Annuity Service Center and will take effect when We have received all Required Documentation. The Contingent Owner would continue the Contract as the Owner at the time of the Owner’s death and while the Annuitant is still living. For further information pertaining to death of Owner, see DEATH OF OWNER BEFORE THE ANNUITY DATE.

AMOUNT OF DEATH BENEFIT

If the Annuitant dies prior to the Annuity Date, a death benefit described in (1) or (2) below is payable.

(1)

If the Annuitant dies before Age 70, the Death Benefit is the greater of the Contract Value, or the sum of (a) and (b), where (a) is the benefits under the Fixed Interest Option(s) and (b) is the benefits under the Variable Investment Option(s), as described below, not to exceed the Adjusted Purchase Payment Amount:

(a)

The benefits under the Fixed Interest Option(s) is the greater of: 1) The Contract Value allocated to the Fixed Interest Option(s) on the date We receive Required Documentation; or 2) 100% of Purchase Payments allocated to the Fixed Interest Option(s), reduced by the amount of any Withdrawals and transfers from the Fixed Interest Option(s) and further reduced by the amount of the Contract Value that has been applied under Partial Annuitization, if any; plus

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(b)

The benefits under the Variable Investment Option(s) is the greater of: 1) The Contract Value allocated to the Variable Investment Option(s) on the date We receive Required Documentation; or 2) 100% of Purchase Payments allocated to Variable Investment Option(s), reduced by the amount of any Withdrawals and transfers from the Variable Investment Option(s) and further reduced by the amount of the Contract Value that has been applied under Partial Annuitization, if any, plus annual interest at the Interest Guaranteed Death Benefit Rate as shown on the Contract Data Page. For this purpose, all amounts transferred into Variable Investment Option(s) are considered Purchase Payments allocated to Variable Investment Option(s).

ADJUSTED PURCHASE PAYMENT AMOUNT

If the sum of (a) and (b) above exceeds the Contract Value, such total Death Benefit shall not exceed the Adjusted Purchase Payment Amount. Upon Our receipt of all Required Documentation, We will calculate the Adjusted Purchase Payment Amount as the sum of all Purchase Payments, increased by any Subsequent Purchase Payments. This sum is then reduced by any Withdrawals and any portion of the Contract Value that has been applied under Partial Annuitization, if any, in the same proportion that the Contract Value is reduced by such Withdrawals and/or Partial Annuitization. Until You attain Age 70, the Adjusted Purchase Payment Amount shall be further increased with annual interest at the Interest Guaranteed Death Benefit Rate as shown on the Contract Data Page.

(2)	If the Annuitant dies on or after Age 70, the Death Benefit is the greater of:

(a)	The Contract Value on the date We receive all Required Documentation; or

(b)

100% of the Purchase Payments reduced for any Withdrawals and any portion of the Contract Value that has been applied under Partial Annuitization, in the same proportion that the Contract Value is reduced by such Withdrawals and/or Partial Annuitization.

SPOUSAL BENEFICIARY CONTINUATION

If the Spousal Beneficiary continues the Contract on the Continuation Date (“Continuing Spouse”), the amount continued is the Contract Value on the Business Day during which We receive all Required Documentation.

Upon the Continuing Spouse’s death, the entire interest of the Contract must be distributed immediately under option 1, 2, 3 or 5 as provided under DEATH OF ANNUITANT BEFORE THE ANNUITY DATE.

DEATH OF ANNUITANT ON OR AFTER THE ANNUITY DATE

If the Annuitant dies on or after the Annuity Date and before the entire interest in the Contract has been distributed and unless the Annuity Income Payment Option provides for continuing payment for the life of a second person, the Beneficiary may elect to: (1) continue to receive any remaining Annuity Income Payments under the existing Annuity Income Payment Option; or (2) have the remaining value of any Annuity Income Payments applied to Annuity Income Payment Option 5, fixed payments for a specified period certain. Unless the Beneficiary is the Annuitant’s surviving spouse, payments to the Beneficiary must be made on a basis that is at least as rapid as under the Annuity Income Payment Option that was in effect on the Annuitant’s death. For further information pertaining to death of the Annuitant and the existing Annuity Income Payment Options, see ANNUITY INCOME PAYMENT OPTIONS.

DEATH OF OWNER ON OR AFTER THE ANNUITY DATE

If You are a natural person and die on or after the Annuity Date, there will be no change in the operation of the Annuity Income Payments. If You are also the Annuitant, see how the operation of the Annuity Income Payments will be impacted in DEATH OF ANNUITANT ON OR AFTER THE ANNUITY DATE above.

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BENEFICIARY

The Beneficiary is selected by the Owner. If the Owner and Annuitant are not the same, the Owner may be designated as the Beneficiary. While the Owner is living, the Owner may change the Beneficiary by Written notice. A change in Beneficiary will take effect upon the date the Owner signs the Written notice, unless otherwise specified by the Owner, whether or not the Owner is living when We receive it; provided, however, the Company is not liable for any actions taken or payments made prior to the Company’s receipt of such Written change of Beneficiary notice. The notice must have been postmarked (or show other evidence of delivery that is acceptable to Us) on or before the Owner’s date of death. The Owner’s most recent Beneficiary change notice in Writing received by Us will replace any prior Beneficiary designations. If two or more persons are named as Beneficiaries under the Contract, they will share equally unless otherwise specified by the Owner and each must elect to receive their respective portions of the Death Benefit according to the options listed under DEATH OF ANNUITANT BEFORE THE ANNUITY DATE. Any other Beneficiary designation will be treated as a contingent Beneficiary.

DEATH OF BENEFICIARY

Unless otherwise provided in the Beneficiary designation, if any Beneficiary dies prior to the Annuitant, that Beneficiary’s interest will pass to the remaining Beneficiaries proportionately or otherwise as specified in the Beneficiary designation. If no Beneficiary survives the Annuitant, death benefits will be paid in one sum to the Owner or the Owner’s estate. If any Beneficiary dies after the Annuitant, that Beneficiary’s interest will pass to his or her Beneficiary or, if none, to the Beneficiary’s estate.

UNLOCATABLE BENEFICIARY

If We cannot obtain a mailing address for the Beneficiary using methods allowed by and within the period required by applicable state or federal regulations, then We will deem the Owner to have no Beneficiary and We will pay the proceeds accordingly. If no applicable law provides guidelines and We cannot obtain a mailing address for the Beneficiary by reasonable means and within a reasonable period, then We will deem the Owner to have no Beneficiary and We will pay the proceeds according to the DEATH OF BENEFICIARY provision above.

If the Owner is a natural person and survives the Annuitant, and there are no surviving Beneficiaries, You or Your estate will be deemed the Beneficiary and We will pay the Death Benefit to You or Your estate in accordance with option 1, under DEATH OF ANNUITANT BEFORE THE ANNUITY DATE. If We cannot determine whether a Beneficiary or the Annuitant died first in a common disaster, We will assume that the Beneficiary died first and pay the proceeds according to the DEATH OF BENEFICIARY provision above.

If the Owner is also the Annuitant and there are no surviving Beneficiaries, upon Our receipt of all Required Documentation, We will pay the Death Benefit to the estate of the Owner in accordance with option 1, under DEATH OF ANNUITANT BEFORE THE ANNUITY DATE.

ANNUITY PROVISIONS

ANNUITY DATE

You may specify an Annuity Date. You may change the Annuity Date at any time, at least thirty (30) days prior to the Annuity Date, by Written notice. The Annuity Date must always be the first day of the calendar month. The Earliest Annuity Date After the Contract Date is shown on the Contract Data Page. The Annuity Date must not be beyond the Latest Annuity Date shown on the Contract Data Page, unless mutually agreeable between You and Us. If no Annuity Date is specified by You, the Annuity Date will be the Latest Annuity Date.

PAYMENTS TO OWNER

Unless You request otherwise, We will make Annuity Income Payments to You. If You want the Annuity Income Payments under an Annuity Payment Option selected by You to be made to some other Payee, We will make such Annuity Income Payments subject to receipt of a Written request no later than thirty (30) days before the due date of the first Annuity Income Payment or subsequent Annuity Income Payment.

Any such request is subject to the rights of any assignee. No Annuity Income Payments available to or being paid to the Payee while the Annuitant is alive can be transferred, commuted, anticipated or encumbered.

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PARTIAL ANNUITIZATION

Before the Latest Annuity Date, You may choose to apply part of Your Contract Value to an Annuity Income Payment Option. Therefore, the Contract may, at times, be in both an accumulation phase and an income phase. If You choose to do Partial Annuitization, the provisions of the Contract relating to the accumulation phase will continue, with respect to the remaining Contract Value that is not annuitized, and the portion of the Contract Value that was applied to an Annuity Income Payment Option will be in an income phase and applied as an Annuitization option.

FIXED ANNUITIZATION

If a Fixed Annuitization has been elected, the proceeds payable under this Contract, less any applicable premium taxes, shall be applied to the payment of the fixed Annuity Income Payment option elected at rates which are at least equal to the annuity rates based upon the annuity factor applicable to the Annuity Income Payment option chosen.

BETTERMENT OF RATES

The amount of the Payee’s initial monthly payment will be at least equal to the monthly payment produced by the application of an amount equal to the Contract Value of this Contract to purchase any single consideration immediate annuity contract offered at the same time to the same class of annuitants.

AMOUNT OF FIXED ANNUITY INCOME PAYMENTS

The amount of each fixed Annuity Income Payment will be determined by applying the portion of the Contract Value allocated by You for Fixed Annuitization on the Annuity Date, less any applicable premium taxes, to the annuity factor applicable to the fixed Annuity Income Payment option chosen. In no event will the Fixed Annuitization be changed once it begins.

AMOUNT OF VARIABLE ANNUITY INCOME PAYMENTS

(a)

FIRST VARIABLE ANNUITY INCOME PAYMENT: The dollar amount of the first Variable Annuitization payment will be determined by applying the portion of the Contract Value allocated to the Variable Investment Option(s) on the tenth (10th) day (or the preceding Business Day if the tenth (10th) day is not a Business Day) preceding the Annuity Date, less any applicable premium taxes, to the annuity factor applicable to the variable Annuity Income Payment option chosen. If the Contract Value is allocated to more than one Variable Investment Option, the value of Your allocation in each Variable Investment Option is applied separately to the variable Annuity Income Payment option factor to determine the amount of the first Annuity Income Payment attributable to each Variable Investment Option.

(b)

NUMBER OF VARIABLE ANNUITY UNITS: The number of Annuity Units for each applicable Variable Investment Option is the amount of the first Annuity Income Payment attributable to that Variable Investment Option divided by the value of the applicable Annuity Unit for that Variable Investment Option as of the Annuity Date. The number of Annuity Units will not change as a result of investment experience.

(c)

VALUE OF EACH VARIABLE ANNUITY UNIT: The value of an Annuity Unit may increase or decrease from one month to the next. For any month, the value of an Annuity Unit of a particular Variable Investment Option is the value of that Annuity Unit as of the last Business Day of the preceding month, multiplied by the Net Investment Factor for that Variable Investment Option for the last Business Day of the current month.

The Net Investment Factor for any Variable Investment Option for a certain month is determined by dividing (1) by (2) and multiplying by (3) where:

(1)	is the Accumulation Unit Value of the Variable Investment Option determined as of the last Business Day at the end of that month; and

(2)	is the Accumulation Unit Value of the Variable Investment Option determined as of the last Business Day at the end of the preceding month; and

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(3)	is a monthly discount factor of an annualized AIR as selected by You (available Assumed Investment Rates (AIR) are shown on the Contract Data Page).

(d)

SUBSEQUENT VARIABLE ANNUITY INCOME PAYMENTS: After the first Variable Annuitization payment, subsequent Variable Annuitization payments will vary in amount according to the investment performance of the applicable Variable Investment Option(s) in which You are invested. The amount may change from month to month. The amount of each subsequent payment for each Variable Investment Option is (1) multiplied by (2) where:

(1)	is the number of Annuity Units for each Variable Investment Option as determined for the first Annuity Income Payment; and

(2)

is the value of an Annuity Unit for that Variable Investment Option determined as of the last Business Day at the end of the month immediately preceding the month in which the Annuity Income Payment is due.

We guarantee that the amount of each Variable Annuitization payments will not be affected by variations in expenses or mortality experience.

ANNUITY INCOME PAYMENT OPTIONS

During the Annuitant’s life, upon Written election, the Contract Value may be applied to provide monthly payments under one of the following Annuity Income Payment options or any Annuity Income Payment option that is mutually agreeable. At least thirty (30) days prior to the Annuity Date but not before the Earliest Annuity Date After the Contract Date shown on the Contract Data Page, You can choose one of the options described below. You may not choose an Annuity Income Payment Option if the resulting initial payment is less than the Minimum Annuity Income Payment Amount as shown on the Contract Data Page. We reserve the right to convert monthly payments to quarterly, semi-annual or annual payments so the initial payment will be at least the Minimum Annuity Income Payment Amount. If no option has been selected by the Annuity Date, You will automatically receive Option 2, below, with a 10 year period guaranteed.

OPTION 1 - LIFE ANNUITY, LIFETIME PAYMENTS GUARANTEED

Payments payable to a Payee during the lifetime of the Annuitant. No further Annuity Income Payments are payable after the death of the Annuitant.

OPTION 2 - LIFE ANNUITY WITH GUARANTEE PERIOD OF ONE (1) THROUGH TWENTY (20) YEARS

Payments payable to the Payee during the lifetime of the Annuitant. If, at the death of the Annuitant, Annuity Income Payments have been made for less than the guarantee period selected at the time of Annuitization, the remaining guaranteed Annuity Income Payments will be continued to the Beneficiary. If, at death of the Annuitant, Annuity Income Payments have been made for the guarantee period selected, no further payments will be made.

OPTION 3 - LIFE ANNUITY - WITH CASH OR UNIT REFUND OPTION

Payments payable to the Payee during the lifetime of the Annuitant. No further Annuity Income Payments are payable after the death of the Annuitant. However, the Beneficiary may receive an additional payment. If Fixed Annuity Income Payments were chosen and the Annuity Income Payments did not equal at least the Contract Value that was applied to this Annuity Income Payment Option, the Beneficiary will receive the difference between that Contract Value and all prior Annuity Income Payments. If Variable Annuity Income Payments were chosen and the number of variable annuity units paid did not equal at least the number of variable annuity units as of the Annuity Date, the Beneficiary will receive the difference between the number of variable annuity units as of the Annuity Date and all variable annuity units that have been paid. For this purpose, the number variable annuity units as of the Annuity Date equals the Contract Value applied to this option divided by the value of each variable annuity unit as of the date used to calculate the first Annuity Income Payment.

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OPTION 4 - JOINT AND SURVIVOR LIFE ANNUITY

Payments payable to the Payee during the lifetime of the Annuitant and during the lifetime of a designated second person. No further Annuity Income Payments are payable after the deaths of both the Annuitant and the designated second person.

OPTION 5 - FIXED PAYMENTS FOR A SPECIFIED PERIOD CERTAIN

Fixed Annuity Income Payments payable to the Payee for any specified period of time for five (5) years, but not exceeding thirty (30) years, as selected at the time of Annuitization. The selection must be made for full twelve month periods. In the event of death of the Annuitant during the specified period of time, any remaining Annuity Income Payments will be continued to the Beneficiary. If the Annuitant dies after the end of the specific period of time, no further Annuity Income Payments will be made. The table pertaining to this option is referenced below.

OPTION 5 -DOLLAR AMOUNT REQUIRED TO PURCHASE AN ANNUITY

WITH A FIRST MONTHLY PAYMENT OF $1.00

Years of Payment		Years of Payment
5	57.86	18	189.60
6	68.92	19	198.71
7	79.82	20	207.69
8	90.56	21	216.54
9	101.14	22	225.26
10	111.56	23	233.85
11	121.83	24	242.31
12	131.95	25	250.65
13	141.92	26	258.87
14	151.74	27	266.96
15	161.42	28	274.93
16	170.95	29	282.79
17	180.34	30	290.53

GENERAL PROVISIONS

ENTIRE CONTRACT

The Entire Contract between You and Us consists of this Contract, the Application for this Contract, and any attached endorsement(s) and/or rider(s). An agent cannot change the terms or conditions of this Contract. Any change must be In Writing and approved by Us. Only Our President, Secretary, or one of Our Vice-Presidents can give Our approval. All conditions and provisions are subject to applicable laws and regulations. All statements made by the applicant for the issuance of the Contract shall, in the absence of fraud, be deemed representations and not warranties.

CHANGE OF ANNUITANT

The Annuitant is the natural person named on the Application as shown on the Contract Data Page and may not be changed. The Owner and Annuitant shall be the same natural person, except if: (1) You designated a different natural person as the Annuitant on the Application, (2) a Change of Owner that designates a different natural person or non-natural entity as provided in ASSIGNMENT / CHANGE OF OWNER; or (2) the Contract is owned by a trust or other non-natural entity.

MISSTATEMENT OF AGE OR SEX

You must, upon Our request, provide proof of the Annuitant’s birth date and sex. If the Age or sex of the Annuitant is misstated, We will adjust future Annuity Income Payments. The amount remaining to be paid will be the amount that should have been paid with the correct information. We will credit or charge the amount of any underpayment or overpayment with interest at the rate shown on the Contract Data Page against the next succeeding Annuity Income Payment(s), if any remain. We reserve the right to collect any overpayment directly from the Payee.

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PROOF OF AGE, SEX, OR SURVIVAL

We may require satisfactory proof of correct Age or sex at any time. If any payment under this Contract depends on the Annuitant being alive, We may require satisfactory proof of survival.

DEFERMENT OF PAYMENTS

We may defer making payments from the available Fixed Interest Option(s) for up to six (6) months, subject to written approval of the chief insurance regulator of the state of domicile of the Company. Interest will be credited during the deferral period.

SUSPENSION OF PAYMENTS

We may suspend or postpone any payments from the Variable Investment Option(s) if any of the following occur:

(a.)	the NYSE is closed (other than customary weekend and holiday closings);
(b.)	trading on the NYSE is restricted;
(c.)	an emergency exists such that it is not reasonably practical to dispose of securities in the Variable Investment Options or to determine the value of its assets; or
(d.)	the United States Securities and Exchange Commission, by order, so permits for the protection of Owners;

Conditions in (b) and (c) will be decided by or in accordance with rules of the United States Securities and Exchange Commission.

CONFORMITY WITH INTERSTATE INSURANCE PRODUCT REGULATION STANDARDS

This contract was approved under the authority of the Insurance Product Regulation Commission (IIPRC) and issued under the IIPRC standards. Any provision of the contract that on the provision’s effective date is in conflict with IIPRC standards for this product type is hereby amended to conform to the IIPRC standards for this product type as of the provision’s effective date.

CHANGES IN LAW

You and VALIC, by an agreement In Writing, may change any or all terms of this Contract. In addition, We may amend this Contract to comply with applicable legal requirements, including but not limited to changes in the taxation of Contract benefits, subject to any limitations under applicable law.

MINIMUM VALUES

Any paid-up annuity, cash surrender, or death benefits available under this Policy are not less than the minimum benefits required under Section 7 of the NAIC Variable Annuity Regulation, Model #250.

ASSIGNMENT / CHANGE OF OWNER

Unless restricted for purposes of satisfying applicable laws or regulations, any notice of assignment of this Contract and/or change of Owner (or any right or interest hereunder) must be received In Writing. The assignment shall be binding on Us only after we receive the Required Documentation. The assignment and change of Owner, unless otherwise specified by You, shall take effect on the date that the notice is signed by You, subject to any payments made or actions taken by Us prior to Us receiving such notice In Writing. We assume no responsibility for the validity or tax consequences of any assignment. Such change may give rise to a recognition of taxable income, which we must report to the Internal Revenue Service.

CLAIMS OF CREDITORS

To the extent permitted by law, and except in the case of an assignment otherwise permitted under this Contract, no right or proceeds payable under this Contract will be subject to claims of creditors or legal process.

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PREMIUM TAXES OR OTHER TAXES

We may deduct from Your Contract Value any premium tax or other taxes payable to a state or other government entity, if applicable. Should We advance any amount so due, We are not waiving any right to collect such amount at a later date. We will deduct any withholding taxes required by applicable law.

WRITTEN NOTICE

Any notice We send to You will be sent to Your address shown in the Application unless You request otherwise.

PERIODIC REPORTS

At least once during each Contract Year, We will send You a statement of the account activity of the Contract. The statement will include (1) the beginning and ending dates of the current report period, (2) the Contract Value, if any, at the beginning and ending dates of the current report period, (3) all transactions (i.e. Purchase Payment(s) received, transfers, withdrawals, and/or charges and /or fees) which have occurred during the accounting period shown on the statement, and (4) any other information that may be required. Additional statements are made available, without charge, upon request.

INCONTESTABILITY

This Contract is incontestable.

WAIVER

Our waiver of any of the terms and conditions under this Contract will not be deemed to constitute waiver of the right to enforce strict compliance.

NONPARTICIPATING

This Contract does not share in Our surplus.

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The Variable Annuity Life Insurance Company

A STOCK COMPANY

INDIVIDUAL FLEXIBLE PAYMENT FIXED AND VARIABLE NON-QUALIFIED DEFERRED ANNUITY CONTRACT

Nonparticipating

Copyright © 2017 American International Group, Inc. All rights reserved.

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